Exhibit 10.6

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE SAVINGS PLAN

OF

THE PROVIDENT BANK

WHEREAS, The Provident Bank (the “Bank”) sponsors the Supplemental Executive Savings Plan (the “Plan”) of Provident Bank for the benefit of certain senior executives whose benefits are limited under The Provident Bank Employee Savings Incentive Plan, a tax-qualified thrift savings plan (the “Savings Plan”) due to limitations imposed by Sections 401(a)(17), 401(m) and 415 of the Internal Revenue Code (“Code”) (hereinafter, said limitations shall be referred to collectively as the “Applicable Limitations”); and

WHEREAS, in connection with its conversion to a stock form savings bank as the wholly-owned subsidiary of Provident Financial Services, Inc. (the “Company”) and initial offering of the common stock of the (“Company Stock”), the Bank intends to adopt a tax-qualified Employee Stock Ownership Plan (“ESOP”) and to have the ESOP obtain a loan to purchase up to 8% of the shares issued in the offering; and

WHEREAS, in consideration of the above, the Bank recently amended the Plan in order to (i) credit the accounts of Participants with supplemental ESOP benefits to the extent that the Applicable Limitations limit the amount of benefits to such persons in the tax-qualified ESOP, (ii) revise the definition of “change in control” to conform to the definition in its other benefit plans and arrangements, and (iii) for certain other purposes set forth herein; and

WHEREAS, the Bank now desires to amend and restate the Plan to permit eligible executives to make a special one-time election to invest all or any portion of their existing account balance in the Plan in Company Stock.

NOW THEREFORE, in consideration of the foregoing, the Supplemental Executive Savings Plan of The Provident Bank (the “Plan”) is hereby amended and restated effective December 1, 2002 in accordance with the following:

1.	Participation. Participation in this Plan shall be limited to a select group of management or highly compensated employees of the Bank whose benefits under the Savings Plan and ESOP are affected by Section 401(a)(17), 401(m), or Section 415 of the Code and who are designated by the Board of Managers to participate in this Plan (hereinafter “Employee”). Those Employees who are designated to participate and who, in fact, participate shall sometimes hereinafter be referred to as “Participants”.

2.	A. Supplemental Savings Plan Benefits. The Bank will pay to or in respect of each Employee an amount equal to the amount which would have been payable under the terms of the Savings Plan but for the limitations under Sections 401(a)(17), 401(m), and 415 of the Code less the amount payable under the terms of the Savings Plan. The Bank will also pay to or in respect of each Employee an amount equal to the amount which would have been payable under the terms of the Savings Plan for any deferred compensation in the form of deferred raises. Such amounts, which shall be contingent upon the Employee deferring 5% of his Compensation, on a pre-tax basis, (minus the amount actually contributed to the Savings Plan) to this Plan, shall be paid commencing no later than ninety (90) days following termination of employment, but in no event before age 60, in 180 monthly installments, provided, however, that if the amount attributable to the Employee is equal to or less than Twenty-Five Thousand Dollars ($25,000) (or such other amount as the Board of Managers may be resolution determine), the Board of Managers, may in its sole discretion determine that the Employee’s account shall be distributed in a lump sum within ninety (90) days following termination of employment, irrespective of the Employee’s age at termination. Notwithstanding anything herein to the contrary, if the Employee has a portion of his Supplemental Savings benefit invested in Company Stock, as contemplated under Section 4.B hereof, the amount so invested shall be distributed in-kind in a lump sum distribution no later than ninety (90) days following termination of employment and the remainder of his account shall be paid in 180 monthly installments as contemplated above.

B. Supplemental ESOP Benefit. Each year, the Bank shall credit the account (or applicable sub-account) of each Participant, with a number of units of Phantom Stock, which number shall be determined in the following manner: the Bank shall determine (in accordance with such procedures as it may determine) the amount by which the Participant’s maximum contribution under the ESOP exceeds his actual contribution due to the reductions imposed by the Applicable Limitations and then shall determine the number of shares of Stock such amount would have purchased under the ESOP if it had been contributed to the ESOP for the benefit of the Participant. The number of shares of Company Stock such amount would have purchased under the ESOP, shall for these purposes, be converted into units of Phantom Stock and shall be credited to the Participant’s sub-account. The Bank’s determination regarding “the number of shares of Company Stock such amount would have purchased under the ESOP” may take into consideration such factors as: whether the additional amount, if contributed to the ESOP, would have been used to repay an outstanding ESOP loan, and if so, the appropriate number of additional shares to be released from the suspense account and allocated to the Participant’s account based on such ESOP loan payment.

(i)	Crediting of Earnings. Phantom Stock credited to a Participant’s account under this Section shall be credited with dividends at the same time and in the same manner as is applicable to the Company Stock held in the Participant’s account under the ESOP. Cash dividends allocated to a Participant’s account shall be credited with interest at a rate determined by the Board of Managers.

(ii)	Stock Dividends and Stock Splits. In the case of a stock dividend or stock split, additional units of Phantom Stock shall be credited to each Participant’s account under the Plan.

(iii)	Valuation of Sub-Accounts. The value of a Participant’s ESOP sub-account shall be determined as of each “valuation date” (as determined by the Bank) in the following manner:

(a)	First, the Bank will add the earnings to the Participant’s sub-account in accordance with Section 2 B(i).

(b)	Next, all Bank contributions to the Participant’s ESOP Sub-Account shall be credited in accordance with Section 2B.

(c)	Finally, a Participant’s ESOP sub-account shall be reduced by the amount of any benefits distributed to or on behalf of the Participant from said sub-account, if any.

(d)	Each Participant’s ESOP sub-account shall be valued as of each valuation date or more frequently, as determined in the sole discretion of the Bank, and shall again be valued as of the date that a Participant receives a payment under the Plan attributable thereto, in accordance with the procedures established by the Bank.

(e)	All allocations to and deductions from a Participant’s account under this Section 2.B(iii) shall be deemed to have been made on the applicable valuation date in the order of priority set forth in this Section, even though actually determined at a later date.

(iv)	Distribution of Supplemental ESOP Benefit. Except to the extent that a different time or different manner of distribution is specifically set forth in this Plan, the supplemental ESOP benefit shall be distributed at the same time and in the same manner, i.e., lump sum or installments, as the benefit payable under the ESOP. A Participant’s supplemental ESOP benefit under this Plan shall be a benefit paid in the form of Company Stock to the extent of the units of Phantom Stock credited to the Participant’s account. The value of a Participant’s supplemental ESOP benefit at the time of distribution shall be equal to the number of units of Phantom Stock allocated to the Participant’s Account multiplied by the fair market value of a share of Company Stock on the date of distribution plus the dollar value of any earnings thereon.

3.	A. The accounts of Participants who are not employed by The Provident Bank on or after January 1, 1998 shall be allocated earnings once a month at the same rate as the Provident prime rate.

B. The Bank shall establish a fund (“Fund”) in order to provide for the payment of the amounts due under this Plan to employees who are employed by The Provident Bank on or after January 1, 1998. The Fund shall be held separate and apart from other assets of the Bank and shall be used exclusively for the uses and purposes herein set forth. The amounts credited to the benefit of each Employee under the Fund shall be segregated into sub-accounts representing the “Supplemental Savings” benefit and the “Supplemental ESOP” benefit attributable to such Employee.

C. The Employees, their beneficiaries, and the Plan shall not have any preferred claim on, or any beneficial ownership interest in, any assets of the Fund prior to the time such assets are to be paid to the Employee or his beneficiary as set forth in the Plan. All rights created under the Plan shall be deemed unsecured contractual rights of the Employees against the Bank until such time as the Employees or their beneficiaries are entitled to receipt of their separate account.

4.	A. The Supplemental Savings accounts in the Supplemental Savings portion of the Fund shall be invested by the Board of Managers, in its sole discretion, after consulting with the eligible Employees (those who are employed by The Provident Bank on or after January 1, 1998) in a portfolio of assets. The portfolio of assets shall consist of any combination of stocks, bonds, notes, mutual funds, certificates of deposit, money-market funds, or other cash equivalent investments. A separate sub-account, referred to as the

Investment Account, shall be maintained in the name of each eligible Employee in the Supplemental Savings portion of the Fund which account shall reflect the amount of each Employee’s contributions and the Bank’s contributions on his behalf and any distributions to such Employee. From time to time, the value of each Investment Account shall be adjusted to reflect its proportionate share of the net increment or decrement in the portfolio of assets due to all interest, dividends and other income received, as well as any realized and unrealized gains and losses. For purposes of making any distribution under paragraph 2 above the value of an eligible Employee’s interest in the portfolio shall be its value (adjusted as aforesaid) as of the last day of the month next preceding the month distribution occurs. Appropriate payroll and other taxes shall be withheld from all payments made under the terms of this Plan.

B. Effective December 1, 2002, in connection with the conversion of the Company to stock form, each eligible Employee shall be provided with the opportunity to invest all or any portion of the amount credited to his or her Investment Account (in increments of $10) in the Supplemental Savings portion of the Fund in Company Stock on a one-time basis in connection with the stock offering. Such election shall be irrevocable. Any eligible Employee who wishes to take advantage of this opportunity shall execute a special investment election form, a copy of which is annexed hereto as “Exhibit A”. Notwithstanding any provision of the Plan to the contrary, if an eligible Employee elects to invest all or a portion of the eligible Employee’s Investment Account under the Plan in Company Stock (in increments of $10), the amount so invested shall remain invested in Company Stock for the duration of such eligible Employee’s participation in the Plan. Each eligible Employee who has directed the investment of all or any portion of his or her Investment Account under the Plan in Company Stock may exercise the voting rights appurtenant to such shares of Company Stock by giving voting instructions to the trustee of the Fund. If an eligible Employee has elected to invest all or a portion of his Investment Account in Company Stock, the common stock so purchased shall be credited to his separate account in the Fund and shall be segregated from the other assets or investments credited to the benefit of the Employee. The Company Stock shall be credited to a Stock Fund Account in the Supplemental Savings portion of the Fund for the benefit of such Employee. The value of any Employee’s Stock Fund Account shall be determined by reference to the last reported trading price of the Company Stock on the applicable valuation date. Any earnings on such common stock shall be credited to the Investment Account and invested in accordance with the procedures for such account.

5.	Any benefits payable under this Plan which are attributable to the Bank’s contributions and the earnings on these contributions shall become vested under the same terms and conditions as the respective benefits provided under the Savings Plan and ESOP. Any benefits payable under this Plan which are attributable to the Employee’s contributions and the earnings on these contributions shall be immediately 100% vested.

6.	Hardship Distribution. An eligible Employee, who believes that he has incurred a Hardship may petition the Board of Managers for a Hardship distribution. Upon a finding that the Employee has suffered a Hardship, the Board of Managers may, in its sole discretion, make distributions from the Employees account prior to the time specified for payment of benefits. The amount of such distribution shall be limited to the amount reasonably necessary to meet the requirements during the financial Hardship. A distribution due to Hardship shall first be made from assets credited to such Employee other than Company Stock.

7.	The undistributed balance, if any, of each Employee’s separate account shall be distributed to his Beneficiary upon his death. The Employee’s Beneficiary shall be the person who is his beneficiary in the Savings Plan. The Employee’s Beneficiary with respect to the ESOP benefit under the Plan shall be the same person who is his beneficiary in the ESOP. Any portion of the undistributed balance which is invested in Company Stpcl, shall be distributed in-kind.

8.	Notwithstanding any other provision of this Plan, the undistributed balance of each Participant’s separate account, including the Participant’s separate supplemental Savings Plan account and supplemental ESOP account, shall be distributed to him within 60 days after the date of a “Change in Control” as hereafter defined. For purposes hereof, a “Change in Control” shall mean the occurrence of any of the following events:

(a)	approval by the shareholders of Provident Financial Services, Inc. (the “Company”) of a transaction that would result and does result in the reorganization, merger or consolidation of the Company, with one or more other persons, other than a transaction following which:

(i) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(ii) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(b)	the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the shareholders of the Company of any transaction which would result in such an acquisition;

(c)	a complete liquidation or dissolution of the Company or the Bank, or approval by the shareholders of the Company of a plan for such liquidation or dissolution;

(d)	the occurrence of any event if, immediately following such event, members of the Company’s Board of Directors who belong to any of the following groups do not aggregate at least a majority of the Company’s Board of Directors:

(i) individuals who were members of the Company’s initial Board of Directors; or

(ii) individuals, other than members of the Company’s initial Board of Directors who first became members of the Company’s Board of Directors:

(A)	upon election to serve as a member of the Company’s Board of Directors by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

(B)	upon election by the shareholders of the Company to serve as a member of the Company’s Board of Directors, but only if nominated for election by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first nomination; provided that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Company’s Board of Directors; or

(e)	any event which would be described in Paragraph 8(a), (b), (c) or (d) if the term “Bank” were substituted for the term “Company” therein and the term “Bank’s Board of Managers” were substituted for the term “Company’s Board of Directors” therein. In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank or a subsidiary of either of them, by the Company, the Bank, any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Paragraph 8, the term “person” shall include the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

9.	The Board of Managers may amend the Plan at any time and from time to time in such manner as it shall determine and any amendment may be given retroactive effect, except that no amendment may reduce or eliminate any benefit which accrued to any Employee under the Plan prior to the date of the amendment without the consent of the affected Employee. The supplemental Savings Plan component of the Plan shall terminate upon the termination of the Savings Plan, unless sooner terminated by the Board of Managers and the supplemental ESOP component of the Plan shall terminate upon the termination of the ESOP component of the Plan, unless sooner terminated by the Board of Managers.

10.	Except as otherwise provided by law, the right of any Employee to any benefit or payment hereunder is expressly made subject to the condition and limitation that it shall not be subject to alienation, assignment, attachment, execution, or other process.

11.	If the Board of Managers determines that an eligible member (or the designated beneficiary of an eligible member) is unable to manage his affairs, it may, in its sole discretion, pay any amount due to such person to the individual or institution then providing for the care, maintenance and support of such person, unless prior to such payment claim shall be made therefore by a duly appointed guardian, committee or other legal representative designated to receive such payment on behalf of such person.

12.	The interpretation and construction of the Plan by the Board of Managers, and any action taken hereunder, shall be binding and conclusive upon the eligible member and any other person claiming any rights hereunder. The Board of Managers may from time to time delegate to such person or persons or to such committee as it shall designate any one or more of its administrative duties under the Plan.

13.	In the event that any claim for benefits, which must initially be submitted in writing to the Board of Managers, is denied (in whole or in part) hereunder, the claimant shall receive from the Bank notice in writing, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for the denial, with specific reference to pertinent provisions of this Plan. The interpretations and construction hereof by the Board of Managers shall be binding and conclusive on all persons and for all purposes. Any disagreements about such interpretations and construction shall be submitted to an arbitrator subject to the rules and procedures established by the American Arbitration Association. No member of the Board of Managers shall be liable to any person for any action taken hereunder except those actions undertaken with lack of good faith.

14.	Whenever used herein, the term “Board of Managers” shall mean the Board of Managers of The Provident Bank in its mutual form and the Board of Directors of The Provident Bank in its stock form. Wherever the context shall require, the masculine gender shall be construed to include the feminine and the singular number the plural.

15.	Whenever used hereto, the term “Compensation” shall mean, for any applicable period, the total earnings of a Participant and shall include deferred compensation in the form of deferred raises. However, compensation shall exclude bonuses, commissions, severance pay, reimbursements for expenses and any other fringe benefits.

16.	The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank, and successors of any such corporation or other business entity.

17.	The Plan shall be interpreted and construed in accordance with the laws of the State of New Jersey.

Attest:	Approved by:

/s/ Mary Louise Festa	/s/ Paul M. Pantozzi
Secretary	Authorized Officer

DATED: December 13, 2002

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE SAVINGS PLAN

OF

THE PROVIDENT BANK

Amendment Number One

WHEREAS, The Provident Bank (the “Bank”) sponsors the Amended and Restated Supplemental Executive Savings Plan (the “Plan”) of Provident Bank for the benefit of certain senior executives whose benefits are limited under The Provident Bank Employee Savings Incentive Plan and The Provident Bank Employee Stock Ownership Plan due to limitations imposed by Sections 401(a)(17), 401(m) and 415 of the Internal Revenue Code; and

WHEREAS, Section 9 of the Plan permits the Board of Directors to amend the Plan at any time and from time to time; and

WHEREAS, the Bank desires to amend the Plan in order to freeze further contributions to the Plan with respect to all future employee contributions, effective as of December 31, 2003, with respect to plan years commencing after December 31, 2003, and to maintain such Plan only to hold assets for distribution to Plan participants; and

WHEREAS, in connection with freezing the Plan, the Bank desires to make a final employer contribution on behalf of the eligible participants.

NOW THEREFORE, in consideration of the foregoing, the Plan is hereby amended effective December 31, 2003 in accordance with the following:

1. Section 2.A of the Plan shall be amended by adding the following paragraph at the end thereof:

Effective for all periods after December 31, 2003, no further amounts will be credited under this Section to any Employee in the Plan. With respect to the Plan year ending December 31, 2003, the Bank shall credit one final contribution to the Plan for the benefit of Employee participants pursuant to this Section. Such contribution shall be made or credited on or before December 31, 2003, in an amount to be determined by the Board.

2. Section 2.B of the Plan shall be amended by adding the following paragraph at the end thereof:

Effective with respect to Plan years commencing after December 31, 2003, no further contributions of units of Phantom Stock shall be credited to the Supplemental ESOP portion of the Plan. With respect to the Plan year ending December 31, 2003, the Bank shall credit one final contribution of Phantom Stock to the Plan for the benefit of Employee participants pursuant to this Section. Such contribution shall be determined in accordance with the previous provisions of this paragraph as soon as administratively feasible after the end of the ESOP plan year ending December 31, 2003. Notwithstanding the foregoing, nothing herein contained shall be construed as prohibiting the crediting of units of Phantom Stock based on earnings on or dividends credited to the units previously allocated to Employee participants accounts hereunder.

IN WITNESS WHEREOF, this Amendment Number One has been executed by the duly authorized officers of The Provident Bank as of the 18th day of December, 2003.

ATTEST:	THE PROVIDENT BANK

/s/ Mary Louise Festa	By:	/s/ Paul M. Pantozzi
Corporate Secretary		Authorized Officer

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE SAVINGS PLAN

OF

THE PROVIDENT BANK

Amendment Number Two

The Amended and Restated Supplemental Executive Savings Plan of The Provident Bank (the “Plan”) is hereby amended, effective March 1, 2004, in accordance with the following:

1. Section 4B of the Plan shall be amended by adding the following to the end thereof:

“Effective March 1, 2004, any earnings on Company Stock held in the Investment Account as of March 1, 2004, shall be applied to the purchase of Company Stock and shall be credited to the Employee’s Stock Fund Account. From and after March 1, 2004, any dividends declared on the Company Stock credited to a Participant’s account shall be credited in the form of Company Stock.”

IN WITNESS WHEREOF, this Amendment Number Two has been executed by the duly authorized officers of The Provident Bank as of the 19th day of February 2004.

ATTEST:	THE PROVIDENT BANK

/s/ Mary Louise Festa	By:	/s/ Paul M. Pantozzi
Corporate Secretary		Authorized Officer